Exhibit 99.1

ABERCROMBIE & FITCH CO. REPORTS DECLARATION OF QUARTERLY CASH DIVIDEND OF $0.20 PER SHARE

New Albany, Ohio, February 26, 2018: Abercrombie & Fitch Co. (NYSE: ANF) today reported that on February 23, 2018, the Board of Directors declared a quarterly cash dividend of $0.20 per share on the Class A Common Stock of Abercrombie & Fitch Co., payable on March 19, 2018 to stockholders of record at the close of business on March 9, 2018.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. (NYSE: ANF) is a leading, global specialty retailer of apparel and accessories for Men, Women and Kids through three renowned brands. For 125 years, the iconic Abercrombie & Fitch brand has outfitted innovators, explorers and entrepreneurs. Today, the brand reflects the updated attitude of the 21 to 24-year old customer, while remaining true to its heritage of creating expertly crafted products with an effortless, American style. The Hollister brand epitomizes the liberating and carefree spirit of the endless California summer for the teen market. abercrombie kids creates smart, playful apparel for children ages 5-14, celebrating the wide-eyed wonder of childhood.

The brands share a commitment to offering products of enduring quality and exceptional comfort that allow consumers around the world to express their own individuality and style. The Company operates approximately 900 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites www.abercrombie.com and www.hollisterco.com.

Media Contact:
Ian Bailey
Public Relations
Abercrombie & Fitch
(614) 283-6192
Public_Relations@anfcorp.com

Investor Contact:
Brian Logan
Abercrombie & Fitch
(614) 283-6877
Investor_Relations@anfcorp.com